Exhibit 10.1

Description of Verbal Agreement to Pay for the Registration of Common Stock and Offering Expenses Between LCT Global Resources Inc and Lee Chee Thing

On June 20, 2011, Lee Chee Thing, the sole officer and director of LCT Global Resources, Inc., (the “Company” or “we” or “our”) verbally agreed to provide funding to cover the expenses associated with our offering and registration of our common stock for the next 12 months and beyond, until the Company is engaged in business activities that provide cash flow sufficient to cover these costs. We currently have no written contractual agreements in place with Mr. Lee to provide such funding and as such have no legal recourse if he fails to do so. At this time we do not have all of the necessary funds to pay for these expenses and do not have any written agreement to raise funds to cover these expenses. However, we believe we will be able to meet these costs with funds provided by Mr. Lee. At such time that the Company has the ability to cover these expenses with cash flow from operations, Mr. Lee will no longer be obligated to cover such costs.